Exhibit 99.1

Investor Contact:
Scott W. Dudley Jr.
314-342-0878
Scott.Dudley@SpireEnergy.com

Media Contact:
Jessica B. Willingham
314-342-3300
Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports Second Quarter Results

ST. LOUIS (May 1, 2019) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2019 second quarter ended March 31, 2019. Highlights include:

•	Second quarter fiscal 2019 earnings per diluted share of $3.04, compared to prior year earnings per share of $2.03 that included significant non-cash adjustments
•	Net economic earnings* per share of $2.90, up from $2.83 a year ago
•	Raised FY19 capital expenditure forecast to reflect current spend across our businesses
•	Launched five-year capital expenditures forecast for 2019 – 2023 totaling $2.8 billion

“We delivered another strong quarter, driven by growth of our gas utilities and continued solid performance by Spire Marketing during the heart of the winter heating season. Our results reflect continued investment in infrastructure upgrades, organic growth and technology, as well as the growth and development of our gas-related businesses,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We are driving improved operating and financial performance to deliver earnings per share growth over the longer term while enhancing our ability to serve more customers even better.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$146.7	$131.7	$2.88	$2.72
Gas Marketing	6.2	10.2	0.12	0.21
Other	(5.0)	(4.7)	(0.10)	(0.10)
Total	$147.9	$137.2	$2.90	$2.83
Missouri regulatory adjustments, pre-tax	—	(30.6)	—	(0.63)
Fair value adjustments, pre-tax	9.1	(11.6)	0.18	(0.23)
Acquisition-related costs, pre-tax	—	(2.0)	—	(0.04)
Income tax effect of pre-tax adjustments	(2.4)	11.1	(0.04)	0.22
Effect of the Tax Cuts and Jobs Act	—	(5.9)	—	(0.12)
Net Income	$154.6	$98.2	$3.04	$2.03
Weighted Average Diluted Shares Outstanding	50.8	48.4

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Consolidated net income for the three months ended March 31, the second quarter of our fiscal year, was $154.6 million ($3.04 per diluted share), up from $98.2 million ($2.03 per share) a year ago. The results for the prior-year period include significant, largely non-cash write-offs of assets and expenses resulting from our Missouri rate cases in 2018 and the impact of tax reform under the Tax Cuts and Jobs Act, as shown below:

	(Millions)
	Pre-tax	After tax	Per share
Certain pension contributions (prior to 1997)	$28.8	$17.7
A portion of incentive compensation expense from January 2016 forward	6.9	4.2
The net book value of property sold in 2014	1.8	1.1
Rate case expenses	0.9	0.6
Subtotal	$38.4	$23.6	$0.49

Net economic earnings (NEE) for the second quarter of fiscal 2019 was $147.9 million ($2.90 per share), up from $137.2 million ($2.83 per share) last year, reflecting improved Gas Utility results and continued solid performance by Gas Marketing. Current year per share amounts were impacted by 2.3 million shares that were issued in May 2018.

NEE excludes from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these impacts included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-offs from our 2018 Missouri rate proceedings, as noted above.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. Second quarter fiscal 2019 NEE was $146.7 million, up from $131.7 million in the prior year, the timing benefit of a change in rate design at our Missouri utilities resulting from the 2018 rate cases, as well as earnings growth across our utilities.

Contribution margin increased $22.6 million, reflecting the Missouri rate design change that lowers the fixed monthly charge and increases the volumetric component during the winter heating season when usage is highest, thereby shifting margin into the first and second quarters of our fiscal year. This timing benefit of $31.4 million was partially offset by a $11.8 million reduction in customer rates from lower income taxes as a result of tax reform, which is largely offset by lower income tax expense such that there is minimal impact to earnings.

Operation and maintenance (O&M) expenses of $109.5 million for the second quarter were down $25.8 million compared to the prior-year period which included the write-off of assets and expenses disallowed in our Missouri rate cases totaling $38.4 million. Current year expenses reflect a $9.6 million benefit from a quarter-over-quarter reclassification of benefit costs to below the operating income line (no impact on net income). Excluding these adjustments, O&M increased $3.0 million due to higher employee benefits and energy efficiency costs reset in our Missouri rate cases totaling $4.0 million, partially offset by a reduction in other costs. Depreciation and amortization expenses increased by $3.3 million from last year, reflecting higher capital investment.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services across the central and southern United States. Second quarter NEE was $6.2 million, down from $10.2 million in the prior year that included the earnings benefits from unusually favorable weather-driven market conditions. The solid performance in the current-year period reflects the benefit of the geographic expansion of the business that created additional opportunities to optimize our supply, transportation and storage portfolio, more than offset by less market opportunities this year.

Other

Other gas-related operations and corporate costs on a NEE basis for the second quarter were $5.0 million in fiscal 2019, up slightly from $4.7 million a year ago. Current year results include an operating loss for Spire Storage (excluded from NEE in the prior year) and higher interest expense due to an increase in short-term rates, both of which were largely offset by higher non-cash Allowance for Funds Used During Construction (AFUDC) income for Spire STL Pipeline.

Year-to-Date Results	For the Six Months Ended March 31,
	(Millions)		(Per Diluted Share)
	2019	2018	2019	2018
Net Economic Earnings (Loss)* by Segment
Gas Utility	$213.1	$191.2	$4.19	$3.94
Gas Marketing	14.5	13.8	0.28	0.29
Other	(13.8)	(9.9)	(0.27)	(0.21)
Total	$213.8	$195.1	$4.20	$4.02
Missouri regulatory adjustments, pre-tax	—	(30.6)	—	(0.63)
Fair value adjustments, pre-tax	11.3	(12.3)	0.22	(0.25)
Acquisition-related costs, pre-tax	(0.4)	(3.7)	(0.01)	(0.08)
Income tax effect of pre-tax adjustments	(2.8)	11.7	(0.05)	0.24
Effect of the Tax Cuts and Jobs Act	—	54.0	—	1.12
Net Income	$221.9	$214.2	$4.36	$4.42
Weighted Average Diluted Shares Outstanding	50.8	48.4

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2019, we reported consolidated net income of $221.9 million ($4.36 per diluted share) compared to $214.2 million ($4.42 per share) for the prior year. The prior-year results include rate case-related write-offs and the impact of tax reform as noted earlier and shown below:

	(Millions)
	Pre-tax	After tax	Per share
Certain pension contributions (prior to 1997)	$28.8	$17.7
A portion of incentive compensation expense from January 2016 forward	6.9	4.2
The net book value of property sold in 2014	1.8	1.1
Rate case expenses	0.9	0.6
Subtotal	$38.4	$23.6	$0.49
Effect of the Tax Cuts and Jobs Act		(50.0)	(1.03)
Total		$(26.4)	$(0.54)

NEE for the six months ended March 31, 2019 was $213.8 million ($4.20 per share), up from $195.1 million ($4.02 per share) a year ago. The increase in NEE reflects higher Gas Utility earnings, partially offset by higher other costs.

Gas Utility

For the first six months of fiscal 2019, the Gas Utility segment reported NEE of $213.1 million, up from $191.2 million a year ago, reflecting a higher contribution margin and lower operating expenses.

Year-to-date segment contribution margin increased by $24.6 million, reflecting the rate design change at the Missouri utilities that resulted in $36.6 million higher margins during the winter heating season, as described earlier. These benefits were partially offset by a reduction in Missouri customer rates of $21.4 million to reflect the lower federal income taxes resulting from tax reform. The margin impact of lower rates due to tax reform is offset by lower income tax expense, resulting in minimal impact on earnings. Margins benefitted a combined $8.8 million from higher gas usage and modest customer growth across our utilities as well as increased off-system sales and capacity release in Missouri.

O&M expenses decreased by $22.3 million compared to the prior-year period, reflecting the $38.4 million write-off of assets and expenses disallowed in our Missouri rate cases recorded in the prior-year period, as well as a $9.9 million reclassification of benefit costs, both noted earlier. Excluding these adjustments, O&M expenses were higher by $6.2 million largely due to higher employee benefits and energy efficiency costs reset in our Missouri rate cases totaling $8.0 million. Depreciation and amortization rose by $6.7 million reflecting increased capital investment across our utilities.

Gas Marketing

NEE, which excludes mark-to-market and fair value adjustments, was $14.5 million, up from $13.8 million in the prior year. The solid current year performance reflects the benefit of geographic expansion of the business offset by lower market opportunities this year.

Other

On an NEE basis, year-to-date other gas-related operations and corporate costs were $13.8 million, up from $9.9 million in the prior-year period. The higher costs reflect a loss from Spire Storage (excluded from NEE in the prior-year period) and higher corporate interest costs, partially offset by increased AFUDC income from Spire STL Pipeline.

Balance Sheets and Cash Flows

We maintain a strong capital structure with ample liquidity. At March 31, 2019, our long-term capitalization was 51.6 percent equity, compared to 49.8 percent equity a year ago.

Net cash provided by operating activities was $297.5 million for the six months ended March 31, 2019, compared to $309.6 million for the same period a year ago. The decrease was largely driven by fluctuations in working capital items.

Capital expenditures for the first six months of fiscal 2019 were $376.8 million, up from $215.8 million in the prior year. This increase reflects higher investment in infrastructure upgrades, support of customer growth and new business development initiatives, as well as construction of Spire STL Pipeline and development of Spire Storage.

Short-term borrowings outstanding at March 31, 2019 increased to $512.0 million from $391.7 million a year ago due to the higher capital expenditures and working capital fluctuations noted earlier. These borrowing levels reflect the highly seasonal nature of our working capital needs, which are higher during the winter heating season. We retain significant capacity in our $975 million revolving credit facility and related commercial paper program to meet our liquidity needs.

For additional details on Spire’s results through the second quarter of fiscal 2019, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

Pipelines and Storage

We continue to develop our gas-related businesses as part of our long-term growth strategy, including Spire STL Pipeline and Spire Storage.

Spire STL Pipeline

Construction of Spire STL Pipeline began in December and is now well underway including substantial completion of river bores as well as preparing the route and beginning the installation of pipe and ancillary facilities. The 65-mile natural gas supply pipeline will provide Spire Missouri East with access to lower-cost shale gas from the Marcellus and Utica producing regions. It will also enhance the reliability and diversity of our physical transportation portfolio.

Based on the construction progress to date, we expect the pipeline to be in service by the end of our fiscal year. Reflecting actual expenditures to date and the remaining construction work to be completed, we expect the total project cost to be $230 million – $240 million.

Spire Storage

We continue to refine our development plan for Spire Storage and the integration of our two adjacent storage facilities in Wyoming. Our efforts follow Federal Energy Regulatory Commission (FERC) approval in January to combine the operations of the facilities into one FERC certificate with a market-based tariff. Spire Storage is strategically located near the Opal hub and interconnects with five interstate pipelines.

Our development plan includes investments to increase injection and withdrawal capabilities, improve interconnection with interstate pipelines, and expand working gas capacity. It is designed to allow Spire Storage to take advantage of expanded opportunities by better serving customers and markets in the Rockies and western United States.

Missouri Regulatory Update

On February 25, 2019, Spire Missouri updated its request with the Missouri Public Service Commission (MoPSC), originally filed in January, to increase Infrastructure System Replacement Surcharge (ISRS) revenues by $18.0 million. The ISRS mechanism allows for more timely recovery of investments in infrastructure upgrades that improve the integrity and safety of our distribution system.

The request includes $3.2 million of recovery related to replacement of certain pipeline materials that was not approved as part of Spire Missouri’s June 2018 ISRS filing. With that filing, the MoPSC instituted new information requirements which Spire Missouri included in its January filing. The staff of the

MoPSC has recommended that the $3.2 million not be recovered via ISRS in the current request. By rule, new rates are to be effective by May 14, 2019, and as a result, we expect an order to be issued shortly.

Dividends

The Spire board of directors declared a quarterly common stock dividend of $0.5925 per share, payable July 2, 2019, to shareholders of record on June 11, 2019. We have continuously paid a cash dividend since 1946, with 2019 marking the 16th consecutive year of increasing dividends on an annualized basis.

Earnings Guidance and Outlook

We affirm our fiscal 2019 NEE guidance range of $3.70 – $3.80 per diluted share. Our longer-term NEE per share growth target remains 4 – 7 percent.

Our capital expenditures forecast for fiscal 2019 is increased to $740 million reflecting increases in investment across our businesses including for construction of Spire STL Pipeline, the investment in the development of Spire Storage, and higher spend for our gas utilities focused on infrastructure upgrades and new business. Our five-year capital spend outlook for the fiscal years 2019 – 2023 is $2.8 billion, an increase from $2.6 billion for 2018 – 2022.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2019 second quarter financial results. To access the call, please dial the applicable number approximately 5 – 10 minutes prior to the start time.

Date and Time:	Wednesday, May 1
9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the call will be available at 11 a.m. CT (Noon ET) on May 1 until June 3 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10130233.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business and pursuing growth through 1) growing organically, 2) investing in infrastructure, 3) acquiring and integrating, and 4) innovation and technology. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. In fiscal 2018, these items included the revaluation of deferred tax assets and liabilities due to the Tax Cuts and Jobs Act and the write-off of certain long-standing assets as a result of disallowances in our 2018 Missouri rate proceedings. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Operating Revenues:
Gas Utility	$776.7	$790.6	$1,350.5	$1,332.5
Gas Marketing and other	26.8	22.8	55.0	42.7
Total Operating Revenues	803.5	813.4	1,405.5	1,375.2
Operating Expenses:
Gas Utility
Natural and propane gas	337.4	383.7	589.1	624.5
Operation and maintenance	109.5	135.3	212.0	234.3
Depreciation and amortization	44.4	41.1	88.1	81.4
Taxes, other than income taxes	57.4	58.0	96.6	94.7
Total Gas Utility Operating Expenses	548.7	618.1	985.8	1,034.9
Gas Marketing and other	45.3	45.2	105.1	86.2
Total Operating Expenses	594.0	663.3	1,090.9	1,121.1
Operating Income	209.5	150.1	314.6	254.1
Other Income (Expense), Net	6.1	(7.6)	8.9	(4.3)
Interest Charges:
Interest on long-term debt	21.5	21.0	41.9	41.7
Other interest charges	6.1	4.4	11.6	8.1
Total Interest Charges	27.6	25.4	53.5	49.8
Income Before Income Taxes	188.0	117.1	270.0	200.0
Income Tax Expense (Benefit)	33.4	18.9	48.1	(14.2)
Net Income	$154.6	$98.2	$221.9	$214.2

Weighted Average Number of Shares Outstanding:
Basic	50.6	48.2	50.6	48.2
Diluted	50.8	48.4	50.8	48.4

Basic Earnings Per Share	$3.05	$2.03	$4.37	$4.43
Diluted Earnings Per Share	$3.04	$2.03	$4.36	$4.42
Dividends Declared Per Share	$0.5925	$0.5625	$1.1850	$1.1250

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2019	2018	2018
ASSETS
Utility Plant	$5,856.8	$5,653.3	$5,403.4
Less: Accumulated depreciation and amortization	1,738.5	1,682.8	1,645.0
Net Utility Plant	4,118.3	3,970.5	3,758.4
Non-utility Property	329.1	174.5	116.9
Goodwill	1,171.6	1,171.6	1,171.6
Other Investments	68.4	68.7	66.4
Other Property and Investments	1,569.1	1,414.8	1,354.9
Current Assets:
Cash and cash equivalents	11.1	4.4	17.8
Accounts receivable, net	487.0	296.8	388.0
Inventories	126.3	210.3	128.5
Other	169.2	148.1	184.0
Total Current Assets	793.6	659.6	718.3
Regulatory Assets and Other Deferred Charges	792.6	798.7	755.2
Total Assets	$7,273.6	$6,843.6	$6,586.8

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,536.3	$1,533.4	$1,375.7
Retained earnings	877.5	715.6	773.7
Accumulated other comprehensive (loss) income	(7.8)	6.4	4.1
Total Shareholders' Equity	2,406.0	2,255.4	2,153.5
Redeemable noncontrolling interest	—	7.9	6.5
Long-term debt (less current portion)	2,041.9	1,900.1	2,073.9
Total Capitalization	4,447.9	4,163.4	4,233.9
Current Liabilities:
Current portion of long-term debt	215.0	175.5	105.5
Notes payable	512.0	553.6	391.7
Accounts payable	324.8	290.1	194.8
Accrued liabilities and other	284.9	302.5	236.0
Total Current Liabilities	1,336.7	1,321.7	928.0
Deferred Credits and Other Liabilities:
Deferred income taxes	490.2	435.8	465.6
Pension and postretirement benefit costs	178.3	180.2	233.4
Asset retirement obligations	325.5	321.1	302.8
Regulatory liabilities	431.3	354.6	353.1
Other	63.7	66.8	70.0
Total Deferred Credits and Other Liabilities	1,489.0	1,358.5	1,424.9
Total Capitalization and Liabilities	$7,273.6	$6,843.6	$6,586.8

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2019	2018
Operating Activities:
Net Income	$221.9	$214.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89.1	81.9
Deferred income taxes and investment tax credits	45.5	(15.2)
Changes in assets and liabilities	(57.6)	(12.8)
Other	(1.4)	41.5
Net cash provided by operating activities	297.5	309.6

Investing Activities:
Capital expenditures	(376.8)	(215.8)
Business acquisitions	(7.9)	(17.1)
Other	(1.9)	(0.4)
Net cash used in investing activities	(386.6)	(233.3)

Financing Activities:
Issuance of long-term debt	190.0	75.0
Repayment of long-term debt	(9.1)	—
Repayment of short-term debt, net	(41.6)	(85.6)
Issuance of common stock	1.0	0.8
Dividends paid	(58.8)	(53.0)
Other	(2.7)	(3.1)
Net cash provided by (used in) financing activities	78.8	(65.9)

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(10.3)	10.4
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	21.4	7.4
Cash and Cash Equivalents at End of Period	$11.1	$17.8

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Three Months Ended March 31, 2019
Net Income (Loss) [GAAP]	$146.7	$12.9	$(5.0)	$154.6	$3.04
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(9.1)	—	(9.1)	(0.18)
Income tax effect of adjustments (1)	—	2.4	—	2.4	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$146.7	$6.2	$(5.0)	$147.9	$2.90
Diluted EPS [GAAP]	$2.88	$0.26	$(0.10)	$3.04
Net Economic EPS [Non-GAAP] (2)	$2.88	$0.12	$(0.10)	$2.90

Three Months Ended March 31, 2018
Net Income (Loss) [GAAP]	$102.5	$0.3	$(4.6)	$98.2	$2.03
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized loss on energy-related derivatives	—	11.8	—	11.8	0.24
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	1.8	2.0	0.04
Income tax effect of adjustments (1)	(7.6)	(3.0)	(0.5)	(11.1)	(0.22)
Effect of the Tax Cuts and Jobs Act	6.0	1.3	(1.4)	5.9	0.12
Net Economic Earnings (Loss) [Non-GAAP]	$131.7	$10.2	$(4.7)	$137.2	$2.83
Diluted EPS [GAAP]	$2.12	$0.01	$(0.10)	$2.03
Net Economic EPS [Non-GAAP] (2)	$2.72	$0.21	$(0.10)	$2.83

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share (2)
Six Months Ended March 31, 2019
Net Income (Loss) [GAAP]	$213.1	$22.9	$(14.1)	$221.9	$4.36
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	—	(11.3)	—	(11.3)	(0.22)
Acquisition, divestiture and restructuring activities	—	—	0.4	0.4	0.01
Income tax effect of adjustments (1)	—	2.9	(0.1)	2.8	0.05
Net Economic Earnings (Loss) [Non-GAAP]	$213.1	$14.5	$(13.8)	$213.8	$4.20
Diluted EPS [GAAP]	$4.19	$0.45	$(0.28)	$4.36
Net Economic EPS [Non-GAAP] (2)	$4.19	$0.28	$(0.27)	$4.20

Six Months Ended March 31, 2018
Net Income [GAAP]	$147.7	$3.8	$62.7	$214.2	$4.42
Adjustments, pre-tax:
Missouri regulatory adjustments	30.6	—	—	30.6	0.63
Unrealized loss on energy-related derivatives	—	12.6	—	12.6	0.26
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.3)	—	(0.3)	(0.01)
Acquisition, divestiture and restructuring activities	0.2	—	3.5	3.7	0.08
Income tax effect of adjustments (1)	(7.6)	(3.2)	(0.9)	(11.7)	(0.24)
Effect of the Tax Cuts and Jobs Act	20.3	0.9	(75.2)	(54.0)	(1.12)
Net Economic Earnings (Loss) [Non-GAAP]	$191.2	$13.8	$(9.9)	$195.1	$4.02
Diluted EPS [GAAP]	$3.05	$0.08	$1.29	$4.42
Net Economic EPS [Non-GAAP] (2)	$3.94	$0.29	$(0.21)	$4.02

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items and then adding any estimated effects of enacted state or local income tax laws for periods before the related effective date.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended March 31, 2019
Operating Income (Loss) [GAAP]	$196.3	$16.8	$(3.6)	$—	$209.5
Operation and maintenance expenses	112.0	2.7	6.5	(2.9)	118.3
Depreciation and amortization	44.4	—	0.5	—	44.9
Taxes, other than income taxes	57.4	0.3	0.4	—	58.1
Less: Gross receipts tax expense	(43.4)	(0.1)	—	—	(43.5)
Contribution Margin [Non-GAAP]	366.7	19.7	3.8	(2.9)	387.3
Natural and propane gas costs	366.7	5.7	0.5	(0.2)	372.7
Gross receipts tax expense	43.4	0.1	—	—	43.5
Operating Revenues	$776.8	$25.5	$4.3	$(3.1)	$803.5

Three Months Ended March 31, 2018
Operating Income (Loss) [GAAP]	$151.0	$1.1	$(2.0)	$—	$150.1
Operation and maintenance expenses	137.5	1.5	5.8	(2.6)	142.2
Depreciation and amortization	41.1	—	0.4	—	41.5
Taxes, other than income taxes	58.0	0.1	0.1	—	58.2
Less: Gross receipts tax expense	(43.5)	(0.1)	—	—	(43.6)
Contribution Margin [Non-GAAP]	344.1	2.6	4.3	(2.6)	348.4
Natural and propane gas costs	403.2	18.6	0.1	(0.5)	421.4
Gross receipts tax expense	43.5	0.1	—	—	43.6
Operating Revenues	$790.8	$21.3	$4.4	$(3.1)	$813.4

Six Months Ended March 31, 2019
Operating Income (Loss) [GAAP]	$291.9	$29.3	$(6.6)	$—	$314.6
Operation and maintenance expenses	216.9	5.3	13.9	(5.6)	230.5
Depreciation and amortization	88.1	—	1.0	—	89.1
Taxes, other than income taxes	96.6	0.5	0.8	—	97.9
Less: Gross receipts tax expense	(69.3)	(0.1)	—	—	(69.4)
Contribution Margin [Non-GAAP]	624.2	35.0	9.1	(5.6)	662.7
Natural and propane gas costs	658.5	16.2	0.6	(1.9)	673.4
Gross receipts tax expense	69.3	0.1	—	—	69.4
Operating Revenues	$1,352.0	$51.3	$9.7	$(7.5)	$1,405.5

Six Months Ended March 31, 2018
Operating Income (Loss) [GAAP]	$251.7	$6.1	$(3.7)	$—	$254.1
Operation and maintenance expenses	238.4	3.1	10.1	(4.9)	246.7
Depreciation and amortization	81.4	—	0.5	—	81.9
Taxes, other than income taxes	94.7	0.1	0.1	—	94.9
Less: Gross receipts tax expense	(66.6)	(0.1)	—	—	(66.7)
Contribution Margin [Non-GAAP]	599.6	9.2	7.0	(4.9)	610.9
Natural and propane gas costs	666.6	31.6	0.2	(0.8)	697.6
Gross receipts tax expense	66.6	0.1	—	—	66.7
Operating Revenues	$1,332.8	$40.9	$7.2	$(5.7)	$1,375.2